FOR IMMEDIATE RELEASE

CONTACT:
Jennifer Martinez, 312-822-5167
Sarah Pang, 312-822-6394

ROBERT LINDEMANN ANNOUNCES RETIREMENT

CHICAGO - December 19, 2014 - CNA Financial Corporation (NYSE: CNA) today announced the retirement of Robert Lindemann, president and chief operating officer of CNA Commercial-a $3.5 billion commercial property and casualty business-effective December 31, 2014.

With an insurance career that spans more than three decades, Bob has used his expertise to help strengthen CNA’s top and bottom lines. He played a critical role in establishing the company’s core segments in Construction, Financial Institutions, Healthcare, Manufacturing, Professional Services, Small Business and Technology. He also helped strengthen product offerings, most recently exemplified with the launch of CNA Paramount, the company’s comprehensive package for mid-sized businesses.

“Bob is among the most respected underwriters and leaders in the commercial insurance industry. He played a critical role in launching our customer segment strategy, and I want to thank him for the tremendous contributions he has made to the company and the industry,” said Thomas F. Motamed, chairman and chief executive officer.

Pending the appointment of a successor, Dave Rutkowski, senior vice president, Commercial Underwriting, will assume certain of Bob’s responsibilities, including day-to-day operational duties, reporting to Tom Motamed.

Dave joined CNA in 2009. “He has proven himself in both Headquarters and Field positions, with a long track record of developing and executing underwriting strategies and differentiated customer value propositions,” Motamed added.

Prior to joining CNA, Dave was with Zurich North America, where he served as Senior Vice President for its Middle Market Commercial business. In this role, Dave was responsible for developing the operating strategies that returned the division to profitability through underwriting and product initiatives, rate actions, and book mix change by line of business and industry class. Prior to Zurich, Dave held underwriting and Field leadership roles for several major insurance carriers, where he led and motivated teams in achieving challenging objectives.

Serving businesses and professionals since 1897, CNA is the country’s eighth largest commercial insurance writer and the 13th largest property and casualty company.  CNA’s insurance products include standard commercial lines, specialty lines, surety, marine and other property and casualty coverages.  CNA's services include risk management, information services, underwriting, risk control and claims administration.  For more information, please visit CNA at www.cna.com"CNA" is a service mark registered by CNA Financial Corporation with the United States Patent and Trademark Office. Certain CNA Financial Corporation subsidiaries use the "CNA" service mark in connection with insurance underwriting and claims activities.

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